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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                                  May 6, 1998
                ------------------------------------------------
                Date of Report (Date of earliest event reported)



                         Salton/Maxim Housewares, Inc.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                        0-19557              36-3777824
  ----------------------------        ------------        -------------------
  (State or other jurisdiction        (Commission           (IRS Employer
         of incorporation)            File Number)        Identification No.)


           550 Business Center Drive, Mount Prospect, Illinois  60056
           -------------------------------------------------------------
           (Address of principal executive offices)           (Zip Code)



                                 (708) 803-4600
                        -------------------------------
                        (Registrant's telephone number)



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ITEM 5. OTHER EVENTS.

     On May 6, 1998, Salton/Maxim Housewares, Inc. ("Salton") entered into a Stock Agreement (the "Stock Agreement") with Windmere-Durable Holdings, Inc. ("Windmere"), the 50% stockholder of Salton. Subject to the terms and conditions of the Stock Agreement, Windmere has granted Salton the right (the "Salton Option") to purchase the 6,535,072 shares of Salton common stock owned by Windmere for $12 per share in cash plus a $15 million subordinated promissory note. The note, which is payable six and one-half years from the closing date of the Salton Option and bears interest at 4% per annum payable annually, is subject to offsets of 5% of the total purchase price paid by Salton for product purchases from Windmere and its affiliates during the term of the note. The principal amount of the note is also subject to reduction in the event Salton's distribution and marketing agreement with Kmart Corporation is terminated for any reason. The Salton Option must be exercised by Salton on or prior to June 30, 1998 and must close on or prior to October 30, 1998.

     The Stock Agreement provides for various commercial and other arrangements between the parties in the event that Salton acquires Windmere's 50% interest in Salton, including: (i) Windmere's simultaneous payment in full of its promissory note in the principal amount of $10,847,620, which note was issued to Salton in July, 1996; (ii) Salton's repurchase for approximately $3.3 million of Windmere's option to purchase up to 458,500 shares of Salton, which option was granted to Windmere in July, 1996; and (iii) the continuation of various commercial and other arrangements, including those relating to Kmart, subject to certain modifications.

     If Salton fails to exercise the Salton Option on or prior to June 30, 1998 or to close the purchase of Windmere's 50% interest on or prior to October 30, 1998, then Windmere has the right (the "Windmere Option") to acquire all of the shares of Salton it does not own in a tender offer and/or merger for $14.27 per share in cash or in registered shares of Windmere common stock. The Windmere Option must (i) be exercised by Windmere within 65 days of the earlier of Salton's failure to exercise the Salton Option or failure to close the purchase of Windmere's 50% interest and (ii) close within 150 days of Windmere's exercise of the Windmere Option. Except for the exercise and consummation of the Windmere Option, the provisions of the Stockholder Agreement dated July 11, 1996 between Salton and Windmere remain in full force and effect.

     In connection with the Stock Agreement, Leonhard Driemann (the Chief Executive Officer of Salton), David Sabin (the Chairman of Salton) and William
B. Rue (the Chief Operating Officer of Salton) and their respective affiliates have agreed to tender the shares of Salton they own and/or to vote for any merger with Windmere in the event the Windmere Option is exercised by Windmere.

     The Stock Agreement and the rights and obligations of the parties thereunder may be terminated on or prior to May 18, 1998 by: (i) Salton if a special committee of the Board of

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Directors of Salton consisting of Messrs. Frank Devine and Bert Doornmalen does not determine that the transactions contemplated by the Stock Agreement are in the best interests of Salton and its stockholders (other than Windmere); or
(ii) Windmere if the Board of Directors of Windmere does not determine that the transactions contemplated by the Stock Agreement are in the best interests of Windmere and its stockholders.

     The consummation of the transactions contemplated by the Stock Agreement is subject to a number of further conditions, including the termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and, if required by the form of transaction, stockholder approval. There can be no assurance that Salton will purchase Windmere's 50% interest or, if Salton fails to exercise or close its right to purchase such interest, that Windmere will acquire all of the shares of Salton which it does not own.

     The foregoing description of the Stock Agreement and the exhibits thereto, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the Stock Agreement and the exhibits thereto, a copy of which is attached hereto as Exhibit 2.1, and is hereby incorporated herein by reference. A copy of Salton's press release, dated May 6, 1998, relating to the above-described transactions is attached hereto as Exhibit 99.1.



ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


Exhibit No.        Description
-----------        -----------

  2.1 Stock Agreement, dated as of May 6, 1998, by and between Salton/Maxim Housewares, Inc., Windmere-Durable Holdings, Inc. and the Salton Executive Related Parties (as defined therein)

  99.1          Press Release of Salton/Maxim Housewares, Inc., issued May 7,
                1998.


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                                   SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     SALTON/MAXIM HOUSEWARES, INC.



                                     /s/ WILLIAM B. RUE
                                     -------------------------
                                     William B. Rue
Dated: May 6, 1998                   Senior Vice President and
                                     Chief Operating Officer

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                                 EXHIBIT INDEX



Exhibit No.        Description
-----------        -----------

  2.1 Stock Agreement, dated as of May 6, 1998, by and between Salton/Maxim Housewares, Inc., Windmere-Durable Holdings, Inc. and the Salton Executive Related Parties (as defined therein)

  99.1          Press Release of Salton/Maxim Housewares, Inc., issued May 7,
                1998.




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